Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 1st day of November 2009 (the "Effective Date"), AMONG:

WPCS INTERNATIONAL INCORPORATED, a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at One East Uwohlan Avenue, Exton, PA 19341 ("Employer");

AND

GARY WALKER, an individual having an address at 521 Railroad Avenue, Suisun City, CA 94585 ("Employee")

WHEREAS, Employee has agreed to continue to servo as an Employee of Employer, and Employer has agreed to hire Employee as such, pursuant to the (011115 and conditions of this Employment Agreement (the "Agreement").

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the promises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE I
EMPLOYMENT

Employer hereby affirms, renews and extends the employment of Employee as Executive Vice President and Employee hereby affirms, renews and accepts such employment by Employer for the "Term" (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, udder the direction and supervision of Employer as defined and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer's principal place of business or at such other place of business as may be determined by Employer, as Employer may fl'om time to time reasonably require of him, and shall devote all of his business time to the performance thereof, Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of Employer.

ARTICLE 3
TERM

The "Term" of this Agreement shall commence on the Effective Date and continue thereafter for a term of three (3) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term of this Agreement shall automatically renew for successive one (1) year periods unless, prior to the 304' calendar day preceding the expiration of the then existing Term, either Employer or Employee provides written notice to the other that it elects not to renew the Term, Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate and neither party shall have any further obligation thereafter arising under this Agreement, except as explicitly set forth herein to the contrary.

ARTICLE 4
COMPENSATION
Salary

4.1
Employer shall pay to Employee through a subsidiary an annual salary (tho "Salary") of One Hundred Seventy Thousand Dollars ($170,000.00), payable in equal installments at the end of such regular payroll accounting periods as are established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer's usual payroll procedures, but no less frequently than monthly.

Benefits

4,2
During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts and other employee benefits provided by the subsidiary to similarly situated employees on terms and conditions no loss favorable than those offered to such employees. Such participation shall be subject to the terms of the applicable plan documents, Employer's generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for In, or contemplated by, such plan.

Expense Reimbursement

4.3
Employer shall reimburse Employee through a subsidiary for reasonable and necessary expenses incurred by him on behalf of Employer In the performance of his duties hereunder during the Term in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

Automobile

4.4
Employee shall be entitled to the dill-time use of an automobile owned or teased by Employer. In addition, Employer shall reimburse Employee through a subsidiary for all maintenance and gasoline expenses associated with the automobile, provided that such expenses are adequately documented,

Bonus

4.5
In addition to the Salary, Employee shall be entitled to receive through a subsidiary an annual bonus equal to 2% (the "Bonus") of the consolidated annual operating income, before the deduction of interest and taxes of a designated subsidiary or subsidiaries as assigned by Employer. The amount of the Bonus shall be determined based upon the operating income reported in the financial statements of the designated subsidiary or subsidiaries, as calculated based on U.S. generally accepted accounting principles and as audited by the Employees accounting firm at year end, Any Bonus amount will be payable within thirty (30) days from completion of the audit, Employee shall have the right to review and independently verify the conclusions of any audit by delivering notice in writing to Employer within 30 days after receipt of such audit indicating that Employee wishes to exercise his right of review and verification. Within 10 business days after receipt of any such notice, Employer shall make available to Employee and his representatives, at reasonable times during normal business hours, the books and records of Employer which are reasonably necessary to conduct such review and verification. Employee shall cause such review to be conducted and concluded as quickly as reasonably practicable and in such a manner so as not to unreasonably interfere with the business and operations of Employer. Any representatives conducting Such review shall, prior to being given access to such books and records, be required to enter into confidentiality and non-disclosure agreements with Employer on terms and conditions satisfactory to Employer, acting reasonably. If Employee disputes the results of the'audit, he shall, within 20 days after notice is delivered by employee to Employer that there exists a dispute, be submitted to arbitration as set forth below. Employer can assign subsidiaries at its sole discretion.

Arbitration

4.6
Any unresolved disputes in regards to the Bonus due from Employer to Employee will be subject to arbitration by an independent chartered accountant mutually chosen by Employer and Employee at an expense equally borne by both panics. The parties shall, within 20 days after appointment of the Arbitrator present their written position and related evidence with Tweet to the unresolved disputes. The Arbitrator shall review evidence accordingly and submit a written decision which shall be final and binding on the parties within 20 days after submission of such evidence, The Arbitrator shall comply, and the arbitration shall be conducted in accordance with, the Commercial Arbitration Rules of American Arbitration Association then in force.

ARTICLE S
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and dilution of Employer's business and affairs as Employee's highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially Interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for.

(a)	Serving as a member or owner of any organization involving no conflict of interest with Employer, provided that Employee must obtain the written consent of Employer;

(b)	Serving as a consultant In his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer; and

(c)	Managing his personal investments or engaging in any other non-competing business

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1
Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law, Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such hem is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer's business and goodwill, and that any breach of the terms of this Section 6,1 shall be a Material and incurable breach of this Agreement. Confidential Information shall not include Information hi the public domain at the time of the disclosure of such information by Employee or information that is disclosed by Employee with the prior consent of Employer.

Documents

6.2
Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer's business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver ail such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3
All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, atone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer's work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6,4
During the Term, Employee will promptly disclose to the Board of Directors of Employer Nil information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, tender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
COVENANT NOT TO COMPETE

Except as expressly permitted In Article 5 above, during the Term of this Agreement, (a) Employee shall not engage, directly or indirectly. In any business or activity competitive to any business or activity engaged in, or proposed to be engaged in, by  Employer or (b) soliciting or taking away or interfering with any contractual relationship of any employee, agent, representative, contractor, supplier, vendor, customer, franchiser, lender or investor of Employer, or using, for the benefit of any person or entity other than Employer, any Confidential Information of Employer. the foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of one (1) year following the date this Agreement is terminated. In addition, during the one-year period following such expiration or earlier termination, neither Employee no Employer ,shall make or permit the making of any negative statement of any kind concerning Employer or its affiliates, or their directors, officers or agents or Employee.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in fill force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law, Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to Any other rights and remedies Employer may have at law or in equity.

Severance

10.4
Upon a termination of this Agreement without Good Reason by Employee or with cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation as of the dale of such termination, subject to the provision of Section 6,2. Upon a termination of this Agreement with Good Reason by Employee or without cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement as of the date of such termination and the "Severance Payment." The Severance Payment shall be payable In a lump sum, subject to Employer's statutory and customary withholdings, If the termination of Employee hereunder is by Employee with Good Reason, the Severance Payment shalt be paid by Employer within five (5) business days of the expiration of any applicable cure period. If the termination of Employee hereunder is by Employer without cause, the Severance Payment shall be paid by Employer within five (5) business days of termination. The "Severance Payment" shall equal the amount of the Salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until the end of the Term of this Agreement (prorated for any partial month).

Termination Upon Death

10.5
If Employee dies during the Term of this Agreement, this Agreement shall terminate, except that Employee's legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Disability

10.6
It during the Term of this Agreement, Employee suffers and continues to suffer from a "Disability" (as defined below), then Employer may terminate this Agreement by delivering to Employee thirty (30)  calendar days' prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For the purposes of this Agreement, "Disability" means Employee's inability, with reasonable accommodation, to substantially perform Employee's duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of sixty (60) calendar days or ninety (90) days during any twelve month period. Upon any such termination for Disability, Employee shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination.

ARTICLE 11
PERSONNEL POLICIES, BENEFITS, BENEFICIARIES

Except as otherwise provided herein, Employee's employment shall be subject to the personnel policies, benefit plans and vacation plans which apply generally to Employer's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion, This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 12
GENERAL PROVISIONS

No Waiver

12.1
No failure by either party to declare a default based on any breach by the other patty of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach,

Modification

12.2
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Jurisdiction

12.3
This Agreement shall be governed by and construed In accordance with the laws of the State of California, without regard to any conflict-of-Jaws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in Rio State of California, and hereby acknowledge and agree that California is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

12.4
This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and supersedes any agreement prior to the Effective Date first above written. The parties agree that there are no inducements, promises, terms, conditions, or obligations made or entered Into by Employer or Employee other than contained herein.

Severability, Headings and Assignment

12.5
AU agreements and covenants contained herein are severable, and in the event any of thorn, with the exception of those contained in Articles I and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. The headings contained heroin are for the convenience of reference and are not to be used in interpreting this Agreement. Employee, may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

Independent Legal Advice

12.6
Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date first above written.

Employer:	Employee:

/s/ Andrew Hidalgo	/s/ Gary Walker
Andrew Hidalgo CEO	Gary Walker
WPCS International Incorporated